PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


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      MAXXAM Inc.
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(Name of Registrant as Specified In Its Charter)


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

[MAXXAM LOGO]
5847 San Felipe, Suite 2600
Houston, Texas 77257-2887                            May 10, 2000
713 975-7600

Dear Shareholder:

You likely have or will shortly receive proxy solicitation materials from a committee of MAXXAM shareholders who have handpicked two politicians, Paul Simon and Abner Mikva, as dissident candidates to your Board of Directors. DO NOT BE MISLED BY THIS ALLEGEDLY "CONCERNED" COMMITTEE, WHICH IS COMPRISED PRINCIPALLY OF THE ROSE FOUNDATION AND THE UNITED STEELWORKERS OF AMERICA (USWA). MAXXAM BELIEVES THAT THESE ORGANIZATIONS HAVE AGENDAS THAT ARE ADVERSE TO YOUR COMPANY AND TO YOU AS A SHAREHOLDER.

As a result of the mailing of opposition proxy material by the allegedly "concerned" committee you can no longer vote by telephone or the internet. For your vote to count, it is important for you to return an executed proxy card by mail. If you have not previously voted, we ask that you return the enclosed WHITE proxy card so that your vote will be counted.

Vote FOR MAXXAM's slate of nominees, Robert J. Cruikshank, Stanley D. Rosenberg, Michael J. Rosenthal, Ezra Levin and J. Kent Friedman on the WHITE proxy card.

Remember that it is the Rose Foundation that has sought to force MAXXAM's Pacific Lumber Company subsidiary to give away tens of thousands of acres of timberlands and, we believe, cause the loss of hundreds of jobs in order to meet the so called "debt for nature" agenda that it shares with the radical organization EarthFirst! The Rose Foundation has also actively advocated that the FDIC sue MAXXAM, and now hypocritically refers to that litigation as a concern. Furthermore, don't forget that the USWA has joined EarthFirst! and others in a corporate campaign against your company and Kaiser Aluminum. As part of this campaign, the USWA has attempted to pressure Kaiser Aluminum customers to drop Kaiser as a supplier, sought to deny Kaiser access to competitively priced electrical power, and sued The Pacific Lumber Company over the landmark Headwaters Agreement.

Rose/USWA actually acknowledge these and many other anti-shareholder actions in their proxy materials, the same materials in which they allege to be "concerned." MAXXAM believes that the allegedly "concerned" committee's proxy materials make it clear it that The Rose Foundation and the USWA do not care about the best interests of MAXXAM shareholders like you. Reject their retired politician nominees!

Your vote is important. Please remember that if you don't sign and mail back a proxy card your vote cannot be counted. Only two weeks remain before the meeting. Vote for MAXXAM's slate of highly qualified directors on the WHITE proxy card TODAY. If you have any questions, please call MacKenzie Partners, Inc. toll-free at (800) 322-2885 or collect at (212) 929-5500. Thank you for your continued support and interest in MAXXAM.

                                   Sincerely,


                                   Charles E. Hurwitz
                                   Chairman and Chief Executive Officer